Exhibit 99.1

PRESS RELEASE

PRYSMIAN COMPLETES ACQUISITION OF GENERAL CABLE

Milan, Italy and Highland Heights, Kentucky, U.S. — June 6, 2018 — Prysmian Group (BIT: PRY) and General Cable Corporation (NYSE: BGC) today announced that Prysmian has completed its acquisition of General Cable.

Pursuant to the terms of the merger agreement entered into among the parties on December 3, 2017, Prysmian has acquired all the outstanding shares of General Cable common stock for $30.00 per share in cash. With the completion of the transaction, General Cable has become a privately held company, and therefore its shares will no longer be listed on the NYSE or any other public market.

Prysmian Group

Prysmian Group is world leader in the energy and telecom cable systems industry. With almost 140 years of experience, sales of about €7.9 billion in 2017, over 21,000 employees across 50 countries and 82 plants, the Group is strongly positioned in high-tech markets and offers the widest possible range of products, services, technologies and know-how. It operates in the businesses of underground and submarine cables and systems for power transmission and distribution, of special cables for applications in many different industries and of medium and low voltage cables for the construction and infrastructure sectors. For the telecommunications industry, the Group manufactures cables and accessories for voice, video and data transmission, offering a comprehensive range of optical fibres, optical and copper cables and connectivity systems. Prysmian is a public company, listed on the Italian Stock Exchange in the FTSE MIB index.

General Cable

General Cable (NYSE:BGC), with headquarters in Highland Heights, Kentucky, is a global leader in the development, design, manufacture, marketing and distribution of aluminum, copper and fiber optic wire and cable products for the energy, communications, automotive, industrial, construction and specialty segments. General Cable is one of the largest wire and cable manufacturing companies in the world, operating manufacturing facilities in its core geographical markets, and has sales representation and distribution worldwide.

Media Relations	Investor Relations
Lorenzo Caruso	Cristina Bifulco
Corporate and Business Communications Director	Investor Relations Director
Ph. 0039 02 6449.1	Ph. 0039 02 6449.1
lorenzo.caruso@prysmiangroup.com	mariacristina.bifulco@prysmiangroup.com

This press release is available on the company website at www.prysmiangroup.com and in the mechanism for the central storage of regulated information provided by Spafid Connect S.p.A. at www.emarketstorage.com.